Exhibit 10.2

Execution Version

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 1, 2020 by and between uBid Holdings, Inc. (“Buyer”), a Delaware corporation, and Restaurant.com, Inc. (“Seller”), a Delaware corporation. Certain other capitalized terms used herein are defined in Article IX and throughout this Agreement.

RECITALS

Seller is engaged in the business of online marketing for participating restaurants throughout the United States (the “Business”).

Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, certain assets of Seller set forth herein (the “Acquisition”) on the terms and subject to the conditions set forth in this Agreement.

TERMS OF AGREEMENT

In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF

ASSETS; PURCHASE PRICE; CLOSING

1.1       Purchased Assets. At the Closing (as defined in Section 1.10), Seller will sell, convey, transfer, assign and deliver to Buyer, on the terms and subject to the conditions set forth in this Agreement, those assets owned by Seller (except the Excluded Assets) as shall exist on the Closing Date, whether or not appearing on the Current Balance Sheet (as defined in Section 3.8) (collectively, the “Purchased Assets”), as set forth on Schedule 1.1 attached hereto. Without limiting the generality of the foregoing, the Purchased Assets shall include the following:

(i)       Tangible Personal Property. All machinery, equipment, tools, supplies, leasehold improvements, construction in progress, and fixtures relating to the Purchased Assets;

(ii)       Leasehold Interests. All of the interest of and the rights and benefits accruing to Seller as lessee under certain office leases relating to the Purchased Assets;

(iii)       Contracts. All of the interests, rights and benefits accruing to Seller under any Contract, including any sales contracts, supply contracts, service agreements, purchase orders and purchase commitments made by Seller in the ordinary course of business, all other agreements to which Seller is a party or by which it is bound and all other choses in action, causes of action and other rights of every kind of Seller relating to the Purchased Assets;

Exhibit 10.2

(iv)       Prepayments. All prepaid and deferred items of Seller, including prepaid rentals, insurance, Taxes and unbilled charges and deposits relating to the operations of Seller but only to the extent that such prepaids can be transferred, relating to the Purchased Assets;

(v)       Licenses and Permits. All Permits (as defined in Section 3.22) of Seller relating to the Purchased Assets; and

(vi)       Books, Records and Other Assets. (a) All operating data and records of Seller, including customer lists and records, service and warranty records, copies of all personnel records, financial, accounting and credit records, correspondence, budgets, reference catalogs, product sales training material, video tapes, disks, reference books and other similar documents and records, (b) all of Seller’s telephone and telecopier numbers, and post office boxes and (c) all other goodwill relating to the Purchased Assets.

1.2       Excluded Assets. Notwithstanding anything to the contrary set forth in Section 1.1, the Purchased Assets shall exclude the following (the “Excluded Assets”):

(a)       the Purchase Price (as defined in Section 1.7);

(b)       all cash and cash equivalents, bank accounts, and securities of Seller;

(c)       all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(d)       all Tax assets (including duty and Tax refunds and prepayments) of Seller;

(e)       all rights to any action, suit, or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(f)       the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account, or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable law or is required by applicable law to retain; and

(g)       all other rights of Seller under this Agreement and all documents and instruments executed in connection with this Agreement.

1.3       Assignment of Contracts. Buyer will cooperate with Seller in obtaining any third-party consents that may be required to transfer the Contracts and Permits to Buyer, including the provision of such information of Buyer as may be reasonably requested by such third parties in the context of their review of requests for consent. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any Contract or Permit or any claim, right, benefit or obligation thereunder if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller shall reasonably cooperate with Buyer to the extent reasonably necessary to provide for Buyer the benefits under such Contract or Permit, including enforcement for the benefit of Buyer of any and all rights against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

Exhibit 10.2

1.4       Assumed Liabilities. Except as set forth in Section 1.5, Buyer will, at the Closing, assume and agree to pay, discharge and perform when lawfully required: (i) all of the obligations, duties and liabilities arising under the Contracts set forth on Schedule 3.25; (ii) Indebtedness associated with any of the Purchased Assets as listed on Schedule 1.4 (the liabilities and obligations referenced in this Section 1.4 are hereinafter referred to as the “Assumed Liabilities”); (iii) all liabilities and obligations for Taxes relating to the Business, the Purchased Assets, or the Assumed Liabilities for any Taxable period ending after the Closing; (iv) all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation, or other arrangements with respect to any Transferred Employee arising on or after the Closing; and (v) all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the business and the Purchased Assets on or after Closing. Schedule 1.4 shall be delivered by Buyer to Seller at the Closing.

1.5       Excluded Liabilities. Buyer shall not assume or otherwise become liable for the following obligations and liabilities of Seller (the “Excluded Liabilities”):

(a)       Any liability or obligation arising out of Seller’s ownership of the Business and the Purchased Assets prior to the Closing;

(b)       any liability or obligation of Seller arising under this Agreement;

(c)       any liability or obligation of Seller relating to any default under any Assumed Liabilities to the extent such default existed and was not cured prior to the Closing;

(d)       any liability or obligation of Seller with respect to, or arising out of, any employee benefit plan, executive deferred compensation plan or any other plans or arrangements for the benefit of any employees of Seller, including any liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988, as amended (“Plans”);

(e)       any liabilities or obligations of Seller relating to or arising out of (i) the employment or termination of employment of any employee prior to the Closing, or (ii) workers compensation claims of any employee which relate to events occurring prior to the Closing;

(f)       any liability or obligation of Seller to any of its Affiliates or to any party claiming to have a right to acquire any ownership interests or other securities convertible into or exchangeable for any ownership interests of Seller; and

(g)       any liability or obligation of Seller relating to any of the Excluded Assets.

Exhibit 10.2

1.6       No Expansion of Third Party Rights. The assumption by Buyer of the Assumed Liabilities, the transfer thereof by Seller, and the limitations of such transfer shall in no way expand the rights or remedies of any third party against Buyer or Seller as compared to the rights and remedies which such third party would have had against Seller had Buyer not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights which are not presently granted to any party under the terms of any contract or agreement which is expressly assumed by Buyer under the terms of this Agreement.

1.7       Purchase Consideration. At the Closing, in consideration for the Purchased Assets, Buyer will pay to Seller an aggregate amount of $5,500,000 (the “Purchase Price”), payable as set forth in Section 1.8.

1.8       Payment of Purchase Price. The Purchase Price will be payable as follows:

(a)       Not later than 90 days after the Closing, Buyer will pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, an amount equal to $725,000 (the “Cash Amount”);

(b)       at the Closing, Buyer will make a promissory note in favor of Seller in the principal amount of $1,500,000, in the form attached here to as Exhibit A (the “Note”) payable in cash or Buyer common stock at the discretion of Buyer; and

(c)       Not later than 90 days after the Closing, Buyer will issue to Seller $3,275,000 in shares of Buyer common stock, in the form of 54,583,333 shares of Buyer common stock (the “Share Consideration”).

1.9       Closing Transactions. Subject to the conditions set forth in this Agreement, Buyer and Seller will consummate the following transactions on the Closing Date or as soon as practicable thereafter:

(a)       Seller will deliver to Buyer a Bill of Sale (the “Bill of Sale”), in the form attached hereto as Exhibit B;

(b)       Seller and Buyer will enter into a General Assignment and Assumption Agreement, in the form attached hereto as Exhibit C;

(c)       Buyer will deliver to Seller the Cash Amount;

(d)       Buyer and Seller will execute the Note;

(e)       Buyer will deliver to Seller the Share Consideration;

(f)       Buyer and Kenneth Chessick will enter into a consulting agreement, in the form attached hereto as Exhibit D (the “Consulting Agreement”); and

Exhibit 10.2

(g)       Seller will deliver to Buyer, or leave at the Leased Premises, all of the books, records, documents, and other materials relating to the Purchased Assets, except for those books, records, documents, and other materials that are Excluded Assets.

1.10       Tax Treatment. The parties hereto acknowledge and agree that the transactions contemplated by this Agreement shall be treated for Tax purposes as a Taxable transaction under Section 1001 of the Code. The parties agree that the allocation of the Purchase Price among the Purchased Assets to be transferred pursuant to this Agreement shall be as set forth on Schedule 1.10 and has been allocated among such assets in a manner consistent with the requirements set forth in Section 1060 of the Code and the Treasury regulations promulgated thereunder. In addition, it is agreed that such allocation will be binding on both parties for federal income Tax purposes in connection with this purchase and sale of the Purchased Assets and will be consistently reflected by each party on their respective federal income Tax Returns. The parties agree to prepare and timely file all applicable Internal Revenue Service forms, including Form 8594 (Asset Acquisition Statement), and other governmental forms, to cooperate with each other in the preparation of such forms and to furnish each other with a copy of such forms prepared in draft, within a reasonable period prior to the filing due date thereof.

1.11       Closing. Subject to the terms of this Agreement, the Closing of the sale of the Purchased Assets (the “Closing”) shall take place at 10:00 a.m. (EDT) on a date agreed to by Buyer and Seller within five (5) business days after satisfaction or waiver of the conditions in Articles VI and VII, by email transmission of the documents, certificates, and instruments required to consummate the transactions contemplated herein, or at such other time and place as the parties may agree. The date on which the Closing occurs shall be referred to herein as the “Closing Date.”

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the following representations and warranties to Seller. Such representations and warranties are subject to the qualifications and exceptions set forth in the disclosure schedules delivered to Seller pursuant to this Agreement (the “Buyer Disclosure Schedules”) and, except for any representations and warranties made in Section 2.4, to any filings by the Company on EDGAR and otcmarkets.com:

2.1       Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. Buyer is not legally qualified to transact business as a foreign corporation in any jurisdiction, and the nature of its properties and the conduct of its business do not require such qualification. Buyer has fully complied with all of the requirements of any statute governing the use and registration of fictitious names and has the legal right to use the names under which it operates its business. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Buyer.

Exhibit 10.2

2.2       Corporate Power and Authority. Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Buyer has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

2.3       Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.4       Capitalization. All of the issued and outstanding securities of Buyer (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the any securities of Buyer and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require Buyer to issue or sell any of its securities (or securities convertible into or exchangeable for any shares of capital stock). There are no outstanding profit participation or other similar rights with respect to Buyer. Other than as set forth herein, there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the securities of Buyer. Buyer is not obligated to redeem or otherwise acquire any of its securities.

2.5       No Conflicts; Consents. The execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereunder will not (i) contravene any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Buyer, (iii) conflict with, result in any breach of, or constitute a default (with or without the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Buyer, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Buyer, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

Exhibit 10.2

2.6       Litigation. There is no action, suit, or other legal or administrative proceeding or governmental investigation pending, or to the knowledge of Buyer threatened or contemplated, against, by or affecting Buyer or any of Buyer’s properties or assets be or which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and, to the knowledge of Buyer, there is no basis for any of the foregoing. There has been no action, suit or other legal or administrative proceeding or governmental investigation against, by or affecting Buyer or any of Buyer’s properties or assets in the past year.

2.7       Available Funds. Buyer has immediately available funds sufficient to consummate the transactions contemplated by this Agreement and acknowledges and affirms that it is not a condition to Closing or any of its other obligations under this Agreement that Buyer obtain financing for or relating to any of the transactions contemplated by this Agreement.

2.8       No Commissions. Buyer has not incurred any finder’s, broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby which would impose any obligation or liability upon Seller.

2.9       Investigation. Buyer acknowledges and agrees that it: (a) has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning, Seller, the Business, the Purchased Assets, the transactions contemplated by this Agreement, the Assumed Liabilities, and any other assets, rights, or obligations to be transferred hereunder or pursuant hereto; and (b) has been furnished with, or given access to, such information about Seller, the Business, the Purchased Assets, the Assumed Liabilities, and any other rights or obligations to be transferred hereunder or pursuant hereto, as it has requested. Buyer further acknowledges and agrees that: (i) the only representations, warranties, covenants, and agreements made by Seller are the representations, warranties, covenants, and agreements made in this Agreement and the other agreements entered into in connection with the consummation of the transactions contemplated hereby and Buyer has not relied upon any other representations or other information made or supplied by or on behalf of Seller or by any Affiliate or representative of Seller, including any information provided through management presentations, data rooms, or other due diligence information and that Buyer will not have any right or remedy arising out of any such other representation or other information; (ii) any claims that Buyer may have for breach of representation or warranty under this Agreement will be based solely on the representations and warranties of Seller set forth in Article III hereof (as modified by the schedules); and (iii) except as expressly set forth in this Agreement or in the other agreements entered into in connection with the consummation of the transactions contemplated hereby, Buyer will acquire the Business, the Purchased Assets, and the Assumed Liabilities without any representation or warranty, express or implied, as to merchantability, satisfactory quality, or fitness for any particular purpose, in “as-is” condition and on a “where-is” basis.

2.10       Full Disclosure. To Buyer’s knowledge, neither this Agreement, the exhibits hereto nor any other document delivered by Buyer to Seller or its attorneys or agents in connection herewith or therewith at the Closing or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor, to Buyer s knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. To Buyer’s knowledge, there are no material disclosures that it has failed to make to Seller.

Exhibit 10.2

2.11       Closing Date. All of the representations and warranties contained in this Article II and made by Buyer elsewhere in this Agreement and all information delivered in any schedule, attachment, or exhibit hereto or in any writing delivered to Seller by Buyer are true and correct on the date of this Agreement and will be true and correct on the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller makes the following representations and warranties to Buyer. Such representations and warranties are subject to the qualifications and exceptions set forth in the disclosure schedules delivered to Buyer pursuant to this Agreement (the “Seller Disclosure Schedules”):

3.1       Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. Except as set forth on Schedule 3.1, Seller is not legally qualified to transact business as a foreign corporation in any jurisdiction, and the nature of its properties and the conduct of the Business do not require such qualification. Seller has fully complied with all of the requirements of any statute governing the use and registration of fictitious names and has the legal right to use the names under which it operates its business. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Seller.

3.2       Power and Authority. Seller has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Seller has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

3.3       Enforceability. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

Exhibit 10.2

3.4       Capitalization. All of the issued and outstanding securities of Seller (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the any securities of Seller and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require Seller to issue or sell any of its securities (or securities convertible into or exchangeable for any shares of capital stock). There are no outstanding profit participation or other similar rights with respect to Seller. Other than as set forth herein, there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the securities of Seller. Seller is not obligated to redeem or otherwise acquire any of its securities.

3.5       No Violation. Except as set forth on Schedule 3.5, the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereunder will not (i) contravene any provision of the Certificate of Incorporation or Bylaws of Seller, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Seller, (iii) conflict with, result in any breach of, or constitute a default (with or without the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Seller, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Seller, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

3.6       Records of Seller. The copies of the Certificate of Incorporation or Bylaws (or equivalent organizational documents) of Seller made available to Buyer for review are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books for Seller made available to Buyer for review were correct and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the Persons purporting to have signed them, and such minute books contain an accurate record of all material actions of the shareholders (and any committees thereof) of Seller taken by written consent or at a meeting since organization. All material actions taken by Seller have been duly authorized or ratified. All accounts, books, ledgers and official and other records of Seller have been fully, properly and accurately kept and completed in all respects, and there are no inaccuracies or discrepancies of any kind contained therein. The ledgers of Seller, as previously made available to Buyer, contain accurate and complete records of all issuances, transfers and cancellations of shares of capital stock of Seller.

3.7       Subsidiaries. Seller does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity.

Exhibit 10.2

3.8       Financial Statements. Seller has delivered to Buyer the unaudited financial statements of Seller for the fiscal years ending December 31, 2018 and December 31, 2019, including the notes thereto (if applicable), internally prepared by Seller (the “Annual Statements”) (collectively the “Financial Statements”), copies of which are attached to Schedule 3.8(a) hereto. The unaudited balance sheet dated as of December 31, 2019 of Seller included in the Financial Statements is referred to herein as the “Current Balance Sheet.” Except as specifically set forth on Schedule 3.8(b), the Financial Statements fairly present in all material respects the financial position of Seller at each of the balance sheet dates and the results of operations for the periods covered thereby and have been prepared in accordance with Seller’s past practices, applied on a consistent basis. The books and records of Seller fully and fairly reflect all material transactions, properties, assets and liabilities of Seller.

3.9       Changes Since the Current Balance Sheet Date. Since the date of the Current Balance Sheet, except as expressly contemplated by the terms of this Agreement, none of the actions listed in clauses (a) through (o) of the third sentence of Section 4.1 of this Agreement shall have occurred that (i) have had or is reasonably likely to have a Material Adverse Change on the Seller, or (ii) are outside of the ordinary course of business of Seller consistent with past practices.

3.10       Liabilities of Seller; Indebtedness. Seller does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet which are not material in amount. Schedule 3.10 lists all Indebtedness owed by Seller to a bank or any other Person.

3.11       Litigation. Except as set forth on Schedule 3.11, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending, or to the knowledge of Seller threatened or contemplated, against, by or affecting Seller or any of Seller’s properties or assets be or which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and, to the knowledge of Seller, there is no basis for any of the foregoing. Except as set forth on Schedule 3.11, there has been no action, suit or other legal or administrative proceeding or governmental investigation against, by or affecting Seller or any of Seller’s properties or assets in the past year.

3.12       Environmental Matters. Seller (i) is in material compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all material permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business, and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Change. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Exhibit 10.2

3.13       Real Estate. Seller does not own any real property. Schedule 3.13 sets forth the street address of each parcel of real estate used in the conduct of the Business of the date hereof (the “Leased Premises”). With respect to such Leased Premises:

(i)       there are no pending or to the knowledge of Seller, threatened, condemnation proceedings, suits or administrative actions relating to the Leased Premises or other matters affecting adversely the current use, occupancy or value thereof;

(ii)       to the knowledge of Seller, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), building code requirements, permits, licenses or other forms of approval by any Governmental Authority, and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and the Leased Premises are not located within any flood plain (such that a mortgagee would require a mortgagor to obtain flood insurance) or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

(iii)       the Leased Premises have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or operation of Seller’s business and have been operated and maintained in accordance with applicable laws, ordinances, rules and regulations;

(iv)       there are no Contracts executed by Seller granting to any party or parties the right of use or occupancy of any portion of the parcels of Leased Premises;

(v)       there are no outstanding options or rights of first refusal granted by Seller to purchase the parcels of Leased Premises, or any portion thereof or interest therein;

(vi)       there are no parties (other than Seller) in possession of the Leased Premises;

(vii)       the Leased Premises are supplied with utilities and other services necessary for the operation of the Leased Premises, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are to the knowledge of Seller adequate in accordance with all applicable laws, ordinances, rules and regulations, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcels of Leased Premises;

Exhibit 10.2

(viii)       the Leased Premises abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of Leased Premises; access to the property is provided by paved public right-of-way with adequate curb cuts available; and there is no pending or to the knowledge of Seller threatened termination of the foregoing access rights;

(ix)       all improvements and buildings on the Leased Premises are in good repair and are safe for occupancy and use; to the knowledge of Seller free from termites or other wood-destroying organisms; the roofs thereof are watertight; and the structural components and systems (including plumbing, electrical, air conditioning/heating, and sprinklers) are in good working order and adequate for the use of such Leased Premises in the manner in which presently used;

(x)       there are no service contracts, management agreements or similar agreements which affect the parcels of Leased Premises; and

3.14       Seller has not received notice of any special assessment which may affect the Leased Premises, and to the knowledge of Seller, no such special assessment is contemplated by any Governmental Authority.

3.15       Business, Good Title, Adequacy and Condition of Purchased Assets.

(a)       Seller owns and operates the Purchased Assets. Upon consummation of the transactions contemplated hereby, Buyer will have acquired and own all of the Purchased Assets.

(b)       The Fixed Assets (as hereinafter defined) currently in use in the business and operations of Seller are in good operating condition and repair, normal wear and tear excepted, and have been maintained in accordance with all material applicable specifications and warranties and normal industry practice. For purposes of this Agreement, the term “Fixed Assets” means all machinery, equipment, tools, supplies, leasehold improvements, and fixtures related to the Purchased Assets.

3.16       Compliance with Laws. Seller is in compliance with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now), except where the failure to be in compliance would not have a Material Adverse Change. Except as set forth on Schedule 3.16, there are no pending or, to the knowledge of Seller, threatened citations, fines, or other notifications of any present failure to comply with any laws, regulations or orders. Neither Seller nor any of its employees or agents has made any payment of funds in connection with the business of Seller which is prohibited by law, and no funds have been set aside to be used in connection with the business of Seller for any payment prohibited by law. Seller is not subject to any Contract, decree or injunction in which Seller is a party which restricts the continued operation of the Business or the expansion thereof to other geographical areas, customers and suppliers.

Exhibit 10.2

3.17       Labor and Employment Matters. Schedule 3.17 sets forth the name, address, and current rate of compensation of each employee of Seller. Seller is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the twelve (12) months prior to the date hereof to organize any employees of Seller into one or more collective bargaining units. There is no pending, or to the knowledge of Seller, threatened, labor dispute, strike or work stoppage which affects or which may affect the Business or which may interfere with its continued operations. Neither Seller nor any agent, representative or employee thereof has within the last twelve (12) months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending, or to the knowledge of Seller threatened, charge or complaint against Seller by or with the National Labor Relations Board or any representative thereof. Seller is not aware that any key employee or group of employees has any plans to terminate his or their employment with Seller. There has been no strike, walkout or work stoppage involving any of the employees of Seller during the twelve (12) months prior to the date hereof. Seller is not a party or subject to any employment agreements, noncompete agreements or consulting agreements. Seller is in compliance with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, as amended and the Immigration Reform and Control Act of 1986, as amended.

3.18       Employee Benefit Plans. There are no employee benefit Plans maintained by Seller under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

3.19       Tax Matters. Seller has timely filed all Tax Returns and reports required to be filed by it, including all federal, state, local and foreign Tax Returns, and has paid in full, without limitation, all excise Taxes, sales and use Taxes, payroll withholding Taxes, FICA Taxes, unemployment Taxes, business Taxes, and real and personal property Taxes that are required or made adequate provision by the establishment or reserves for all Taxes and other charges that have become due. All Tax Returns and reports have been prepared in accordance with applicable laws and, to the knowledge of Seller, accurately reflect the Taxable income (or other measure of Tax) of Seller. There is no Tax deficiency proposed in writing or, to the knowledge of Seller, threatened against Seller. There are no Tax Liens upon any property or assets of Seller. Seller has made all payments of estimated Taxes when due in amounts sufficient to avoid the imposition of any penalty.

3.20       Insurance. Seller is covered by valid, outstanding and enforceable policies of insurance covering its respective properties, assets and businesses against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations (the “Insurance Policies”). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. As of the Closing, each of the Insurance Policies will be in full force and effect. Seller has materially complied with the provisions of such Insurance Policies. Schedule 3.20 contains a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to Buyer), and identifies the insurer, type of coverage and policy period for each policy. During the past year prior to the date hereof, Seller has not made any claims under any of the Insurance Policies and has suffered no losses that would give rise to any such claims, for an amount in excess of Ten Thousand Dollars ($10,000). Seller has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

Exhibit 10.2

3.21       Other Activities. As of the date hereof, except with respect to the Business, Seller is not engaged in any other activities, whether directly or indirectly, which are competitive with the activities of Buyer or any of its Affiliates.

3.22       Licenses and Permits. Seller possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the “Permits”) for its business and operations, including with respect to the operation of each of the Leased Premises and the Purchased Assets, and Schedule 3.22 contains a true and complete list of all such Permits. All such Permits are valid and in full force and effect, Seller is in material compliance with the respective requirements thereof, and no proceeding is pending, or to the knowledge of Seller threatened, to revoke or amend any of them. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.23       Adequacy of the Assets; Relationships with Customers and Suppliers; Affiliated Transactions. Except as set forth on Schedule 3.23, no current supplier to Seller of items material to the conduct of its business and the Purchased Assets has threatened to terminate its business relationship with Seller for any reason. Other than the lease for the Leased Premises or as set forth on Schedule 3.23, Seller does not have any direct or indirect interest in any customer, supplier or competitor of Seller or in any Person from whom or to whom Seller leases real or personal property, and no shareholder of Seller, nor any Person related by blood or marriage to any such Person, nor any entity in which any such Person owns any beneficial interest, is a party to any Contract or transaction with Seller or has any interest in any property used by Seller.

3.24       Intellectual Property. Seller owns or possesses sufficient legal rights to all Intellectual Property (as defined below) that is necessary to the conduct of Seller’s business as now conducted and as presently proposed to be conducted (the “Seller Intellectual Property”) without any violation or infringement (or in the case of third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications, without any violation or infringement known to Seller) of the rights of others. No product or service marketed or sold (or proposed to be marketed or sold) by Seller violates or will violate any license or infringes or will infringe any rights to any patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes (collectively, “Intellectual Property”) of any other party, except that with respect to third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications the foregoing representation is made to Seller’s knowledge only. Other than with respect to commercially available software products under standard end-user object code license agreements, there is no outstanding option, license, agreement, claim, encumbrance or shared ownership interest of any kind relating to the Seller Intellectual Property, nor is Seller bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person. Seller has not received any written communications alleging that it has violated or, by conducting its business, would violate any of the Intellectual Property of any other Person.

Exhibit 10.2

3.25       Contracts. Schedule 3.25(a) sets forth a list of each Contract to which Seller is a party or by which it or its properties and assets are bound and which is material to the Purchased Assets (the “Material Contracts”), true, correct and complete copies of which have been provided to Buyer including all sales and service agreements, but excluding standard customer contracts entered into in the ordinary course of business, without material modification from the preprinted forms used by Seller in the ordinary course of business, copies of which have been supplied to Buyer. Seller is not a party to any oral contracts. Each Material Contract is a legal, valid and binding obligation of Seller, enforceable against Seller and, to the knowledge of Seller, the other parties thereto, and in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Except as set forth on Schedule 3.25(b), Seller has not materially violated any of the terms or conditions of any Material Contract or any term or condition which would permit termination or modification of any Material Contract, and to the knowledge of Seller, all of the covenants to be performed by any other party thereto have been fully performed, and there are no claims for breach or indemnification or notice of default or termination under any Material Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by Seller under any Material Contract, and to the knowledge of Seller, no such event has occurred which constitutes or would constitute a default by any other party to such Material Contract. Seller is not subject to any liability or payment resulting from renegotiation of amounts paid under any Material Contract. As used in this Section 3.25, “Material Contracts” shall include: (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, letters of credit, commitment letters, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any Indebtedness; (b) contracts obligating Seller to provide or purchase products or services for a period of one year or more; (c) leases of real property and leases of personal property not cancelable without penalty on notice of sixty (60) days or less or calling for payment of an annual gross rental exceeding Twenty Five Thousand Dollars ($25,000); (d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor’s services, or letters of intent with respect to same; (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements, employee handbooks, policy statements and any other agreements relating to any employee, officer or director of Seller; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (g) any Contract relating to pending capital expenditures by Seller; (h) any non-competition agreements restricting Seller in any manner; and (i) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by Seller and not otherwise disclosed on the schedules calling for payments by Seller exceeding Twenty Five Thousand Dollars ($25,000).

Exhibit 10.2

3.26       Accuracy of Information Furnished by the Selling Parties. No written statement or written information made or furnished by Seller to Buyer or any of Buyer’s representatives, including those contained in this Agreement and the various schedules attached hereto and the other information and statements referred to herein and previously furnished by Seller, contains or shall contain any untrue statement of fact or omits or shall omit any fact necessary to make the information contained therein not misleading. Seller has provided Buyer with true, accurate and complete copies of all documents listed or described in the various schedules attached hereto.

3.27       Business Locations. Seller has no office or place of business other than as identified on Schedule 3.13 and Seller’s principal places of business and chief executive offices are indicated on Schedule 3.13, and, except for equipment leased to customers in the ordinary course of business, all locations where the equipment, inventory, chattel paper and books and records of Seller are located as of the date hereof are fully identified on Schedule 3.13.

3.28       Names; Prior Acquisitions. All names under which Seller does business as of the date hereof are specified on Schedule 3.28. Seller has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three (3) years.

3.29       No Commissions. Seller has not incurred any finder’s, broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby which would impose any obligation or liability upon Buyer.

3.30       Full Disclosure. Seller has provided Buyer with all information requested by the Buyer in connection with its decision to purchase the Purchased Assets. To Seller’s knowledge, neither this Agreement, the exhibits hereto nor any other document delivered by Seller to Buyer or its attorneys or agents in connection herewith or therewith at the Closing or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor, to Seller’s knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. To Seller’s knowledge, there are no material disclosures that it has failed to make to Buyer.

3.31       No Further Representations. Seller will not be deemed to have made to Buyer any representation or warranty other than those expressly set forth in this Agreement and any schedules attached hereto. In particular, Seller makes no representation or warranty with respect to: (a) any projections, estimates, or budgets delivered or made available to Buyer concerning future revenues, expenses, expenditures, or results of operations; or (b) any other information or documents made available to Buyer or its representatives with respect to the Business.

3.32       Closing Date. All of the representations and warranties contained in this Article III and elsewhere in this Agreement and all information delivered in any schedule, attachment, or exhibit hereto, or in any writing delivered to Buyer, are true and correct on the date of this Agreement and will be true and correct on the Closing Date.

Exhibit 10.2

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE CLOSING

4.1       Conduct of Business by Seller Pending the Closing. Seller covenants and agrees that, except with the prior written consent of Buyer, which shall not be unreasonably delayed or withheld, between the date of this Agreement and the Closing Date, the Business shall be conducted only in, and Seller shall not take any action except in, the ordinary course of business consistent with past practice. During the period of time from the date of this Agreement until Closing, Seller shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other Persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, Seller shall not between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Buyer, which shall not be unreasonably delayed or withheld: (a) amend or otherwise change its Certificate of Incorporation, Bylaws or equivalent organizational documents; (b) issue or authorize the issuance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or other ownership interest of Seller or any of its subsidiaries; (c) declare, set aside, make or pay any distribution, payable in cash, stock, property or otherwise, with respect to any of its shares of capital stock (except for distributions, to the shareholders in amounts consistent with past practices of Seller; (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its shares of capital stock; (e) acquire (including for cash, or shares of stock, property or services, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof; (f) incur any additional Indebtedness or prepay any Indebtedness other than in the ordinary course of business consistent with past practices; (g) create Liens on any of its assets; (h) make (or commit to make) any capital expenditures in excess of Ten Thousand Dollars ($10,000) except in the ordinary course of business; (i) make any loans or advances to any Person or entity or guarantee the Indebtedness of any Person or entity, except in the ordinary course of business consistent with past practice; (j) sell or dispose of any of its assets, other than in the ordinary course of business, consistent with past practice; (k) enter into, modify or terminate, any Contract, other than in the ordinary course of business consistent with past practice; (l) pay any bonus to or increase the compensation or benefits payable or to become payable to its employees, independent contractors or consultants except in the ordinary course of business; (m) pay, discharge or satisfy any existing claims, liabilities or obligations other than in the ordinary course of business consistent with past practice; (n) increase or decrease prices charged to its customers, except for previously announced price changes, or take any other action which might reasonably result in any increase in the loss of customers; or (o) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any other action which would make any representation or warranty in Article III untrue or incorrect. Seller shall give written notice to Buyer promptly following the occurrence of any event which has had (or which is likely to have) an adverse effect upon its assets, business, operations, prospects, properties or condition (financial or otherwise).

Exhibit 10.2

ARTICLE V

CERTAIN ADDITIONAL AGREEMENTS

5.1       Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

5.2       Compliance with Covenants. Each party shall comply with all of the covenants of such party under this Agreement.

5.3       Cooperation. Each of the parties agrees to cooperate with the others in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement, and to use his or its reasonable best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

5.4       Other Actions. Each of the parties hereto shall use its or his reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including using its or his reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with Seller as are necessary for the consummation of the transactions contemplated hereby. Each of the parties shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby.

5.5       Access to Information. From the date hereof to the Closing Date, Seller shall, and shall cause its directors, officers, employees, auditors, counsel and agents to, afford Buyer and Buyer’s officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices and other facilities, to its officers and to all books and records, and shall furnish such Persons with all financial, operating and other data and information as may be reasonably requested except where such data or information is both specifically related to the negotiation and consummation of this transition and is protected by or the disclosure of which of would waive the attorney-client or attorney work product privilege. No information provided to or obtained by Buyer shall affect any representation or warranty in this Agreement.

5.6       Notification of Certain Matters. Seller shall give prompt notice to Buyer of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

Exhibit 10.2

5.7       Confidentiality; Publicity. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties.

5.8       No Other Discussions. Seller and its Affiliates, employees, agents and representatives will not (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third Persons relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of Seller (whether by merger, consolidation, sale of stock or otherwise) or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. Seller will immediately notify Buyer if, from the date of this Agreement, any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

5.9       [Intentionally Omitted].

5.10       Consents. Prior to the Closing, Seller shall use its reasonable efforts to obtain and receive consents to the transactions contemplated hereby and waivers of rights to terminate or modify any rights or obligations of Seller from any Person(s) from whom such consent or waiver is required under any Contract to which Seller is bound, or who, as a result of the transactions contemplated hereby, would have the right to terminate or modify such Contracts, either by the terms thereof or as a matter of law.

5.11       Due Diligence Review. Buyer shall be entitled to conduct prior to Closing a reasonable due diligence review of the assets, properties, books and records of Seller relating to the Purchased Assets and an environmental assessment of the Purchased Assets (hereinafter referred to as “Environmental Assessment”), with all costs to be borne by Buyer. The Environmental Assessment may include, but not be limited to, a physical examination of the Purchased Assets and any structures, facilities, or equipment located thereon, soil samples, ground and surface water samples, storage tank testing, review of pertinent records (including off-site disposal records and manifests), documents, and licenses of Seller. Seller shall provide Buyer or its designated agents or consultants with reasonable access to such property as Buyer, its agents or consultants reasonably require to conduct the Environmental Assessment. Buyer’s failure or decision not to conduct any such Environmental Assessment shall not affect any representation or warranty of Seller under this Agreement.

5.12       Certain Tax Matters. Seller shall duly prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis, all Tax Returns for Seller for any period ending on or before the Closing Date. Seller shall not file any amended Tax Returns with respect to Seller without the prior written consent of Buyer.

Exhibit 10.2

5.13       Payoff and Estoppel Letters. Prior to the Closing, Seller shall request and deliver to Buyer, if applicable to the Purchased Assets, payoff and estoppel letters from all holders of any Indebtedness of Seller to be paid off on or prior to the Closing, which letters shall contain payoff amounts, per diem interest, wire transfer instructions and an agreement to deliver to Buyer, upon full payment of any such Indebtedness, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of Indebtedness marked “canceled.”

5.14       Delivery of Property Received by Seller After Closing. From and after the Closing, Buyer shall have the right and authority to collect, for its account any other items which shall be transferred or are intended to be transferred to Buyer as part of the transactions contemplated hereby relating to the Purchased Assets, and to endorse with the name of Seller any checks or drafts received on account of any such other items. Seller agrees that it will transfer or deliver to Buyer, promptly after the receipt thereof, any cash or other property which it receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders or any other items transferred or intended to be transferred to Buyer under this Agreement.

5.15       Buyer Appointed Attorney for Seller. Immediately after Closing, Seller hereby constitutes and appoints Buyer, and Buyer’s successors and assigns, its true and lawful attorney, in the name of either Buyer or Seller (as Buyer shall determine in its sole discretion) but for the benefit and at the expense of Buyer (except as otherwise herein provided), (a) to institute and prosecute all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets as provided for in this Agreement; (b) to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as Buyer shall deem advisable; and (c) to take all action which Buyer may reasonably deem proper in order to provide for Buyer the benefits under any of the Purchased Assets where any required consent of another party to the sale or assignment thereof to Buyer pursuant to this Agreement shall not have been obtained. Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

5.16       Execution of Further Documents. From and after the Closing, upon the reasonable request of Buyer, Seller shall execute, acknowledge and deliver all such further deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required or appropriate to convey and transfer to and vest in Buyer and protect its right, title and interest in all of the Purchased Assets and to carry out the transactions contemplated by this Agreement.

5.17       Customer Relationships. After the Closing Date, Seller will cooperate with Buyer in its efforts to continue and maintain, for the benefit of Buyer, those business relationships of Seller existing prior to the Closing Date and relating to the business to be operated by Buyer after the Closing Date. Seller will not take any action that would tend to diminish the value of the Purchased Assets after the Closing Date or that would interfere with the business of Buyer to be engaged in after the Closing Date, including disparaging the name or business of Buyer or its Affiliates.

Exhibit 10.2

5.18        Continued Employment of Seller’s Employees.

(a)       Effective after the Closing, Buyer will offer employment at will to all persons employed by Seller immediately prior to the Closing Date at the same base salary, with comparable incentive compensation opportunities and benefits in the aggregate, including vacation, and in the same position as in effect immediately prior to the Closing Date. Each such employee who accepts such employment as of the Closing Date will be referred to herein as a “Transferred Employee.” Buyer will assume and be responsible for all accrued and unused paid time off (including vacation) for use in accordance with Buyer’s policies, and Seller will have no liability therefor.

(b)       Effective as of the Closing, the Transferred Employees will cease to be covered by the Plans. Seller will retain responsibility for and continue to pay all medical, life insurance, disability, and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee or his/her covered dependents prior to the Closing. Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing will be the responsibility of Buyer. For purposes of this paragraph, a claim is deemed incurred by a Transferred Employee: (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed; (ii) in the case of life insurance, when the death occurs; (iii) in the case of long-term disability benefits, when the disability occurs; (iv) in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and (v) otherwise, at the time the Transferred Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted). Periods of employment with Seller and/or any of its current or former Affiliates, to the extent previously recognized under any of the Plans, will be taken into account for all purposes, including, as applicable, eligibility for participation, vesting, level of benefits, and benefit accrual of any Transferred Employee under the applicable employee benefit plan offered by Buyer to the Transferred Employees, including vacation plans or arrangements, 401(k) or other retirement plans, and any severance and welfare plans, except to the extent such credit would result in duplication of benefits.

(c)       Buyer will use commercially reasonable efforts to: (i) waive any limitation on health insurance coverage of Transferred Employees and their eligible dependents due to pre-existing conditions under all applicable medical plans of Buyer to the extent such condition was satisfied or waived under any of the Plans; and (ii) credit Transferred Employees and their eligible dependents with all payments credited against out-of-pocket maximums and deductible payments and co-payments paid by such Transferred Employee or their eligible dependent, in each case, under the comparable Plan during the plan year in which the Closing Date occurs for the purpose of determining the extent to which any such Transferred Employee or their eligible dependent has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health insurance plans of Buyer for such year.

Exhibit 10.2

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by Buyer:

6.1       Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for matters specifically permitted by or disclosed on any schedule to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date. Seller shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, duly signed, certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been complied with and performed.

6.2       No Material Adverse Change or Destruction of Property. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change to Seller, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting the Business in any material respect, and (iii) none of the properties and assets of Seller shall have been materially damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage), and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date and signed by or on behalf of Seller.

6.3       Corporate Certificate. Seller shall have delivered to Buyer (i) copies of the organizational documents of Seller as in effect immediately prior to the Closing Date, and (ii) copies of resolutions adopted by the Board of Directors and the shareholders of Seller authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing of Seller issued by the Secretary of State of the State of Delaware as of a date not more than ten (10) days prior to the Closing Date, certified in the case of subsections (i) and (ii) of this Section as of the Closing Date by the chief executive officer of Seller as being true, correct and complete.

6.4       Delivery of Other Documents. At the Closing, Seller shall have executed and delivered or caused to be executed and delivered the Bill of Sale, the payoff and estoppel letters set forth in Section 5.13, and such other documents as reasonably requested by Buyer.

6.5       Consents. Seller and Buyer shall have received all necessary permits, licenses, franchises, approvals and consents to the transactions contemplated hereby, waivers of rights to terminate or modify any rights or obligations of Seller from any Person from whom such consent or waiver is required under any Contract to which Seller is bound as of a date such that any such approval or consent will be effective as of the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Contracts, either by the terms thereof or as a matter of law.

Exhibit 10.2

6.6       No Adverse Litigation. There shall not be pending or threatened any material action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transaction contemplated hereby, and which, in the reasonable judgment of Buyer, makes it inadvisable to proceed with the transactions contemplated hereby.

6.7       Board Approval. The Board of Directors of Buyer shall have authorized and approved this Agreement, and the transactions contemplated hereby.

6.8       Due Diligence Review. Buyer shall have completed its due diligence review and Environmental Assessment pursuant to Section 5.11 and the audit of Seller and in each case shall be satisfied with the results, of such review, audit and assessment.

6.9       Lender Approval. To the extent required by any debt agreement, the creditors of Buyer shall have authorized and approved the transaction contemplated by this Agreement.

6.10       Closing Documents. Seller and the other applicable parties shall have executed and delivered the documents required by this Agreement to have been executed and delivered by them, and such other closing documents necessary to consummate the acquisition.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF SELLER

The obligations of Seller to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part in writing by Seller:

7.1       Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date. Buyer shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, and signed by an officer, certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been complied with and performed in all material respects.

Exhibit 10.2

7.2       Corporate Certificate. Buyer shall have delivered to Seller (i) copies of the organizational documents of Buyer as in effect immediately prior to the Closing Date, and (ii) copies of resolutions adopted by the Board of Directors and the shareholders of Buyer authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing of Buyer issued by the Secretary of State of the State of Delaware as of a date not more than ten (10) days prior to the Closing Date, certified in the case of subsections (i) and (ii) of this Section as of the Closing Date by the chief executive officer of Buyer as being true, correct and complete.

7.3       Consideration. At the Closing, Buyer shall have delivered the Purchase

Price.

7.4      No Order or Injunction. No court of competent jurisdiction or other governmental body shall have issued or entered any order or injunction restraining or prohibiting the transactions contemplated hereby, which remains in effect at the time of the Closing.

7.5       Delivery of Other Documents. At the Closing, Buyer shall cause to be executed and delivered the documents required by this Agreement to have been executed and delivered by it.

7.6       Consulting Agreement. At the Closing, Buyer and Kenneth Chessick shall enter into the Consulting Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1       Agreement by Seller to Indemnify. Seller hereby agrees to indemnify and hold Buyer and each of its officers, directors, employees, Affiliates, successors and assigns (collectively, for the purpose of this Article VIII, “Buyer”) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel and paralegal fees and expenses) incurred or suffered by Buyer arising out of or resulting from (i) any breach of a representation, warranty or certification made by Seller in this Agreement or in any other written document or certificate delivered pursuant to this Agreement, (ii) any breach of the covenants or agreements made by Seller in this Agreement or in any other written document or certificate to this Agreement, (iii) any Excluded Liabilities (collectively, “Indemnifiable Damages”). Without limiting the generality of the foregoing, Indemnifiable Damages shall be measured on a pre-Tax basis, and with respect to the measurement of Indemnifiable Damages, (i) Buyer shall have the right to be put in the same pre-Tax consolidated financial position considering the pre-Tax effects of any Indemnifiable Damages and (ii) the indemnity payment with respect to any Indemnifiable Damages shall be calculated after taking into account all reductions in federal, state, local and foreign Taxes (including estimated Taxes) realized by the indemnified party as a result of the event giving rise to such Indemnifiable Damages. Buyer shall, and shall cause its Affiliates to, realize all such reductions in federal, state, local and foreign Taxes reasonably available, including through the filing of amended Tax Returns. Notwithstanding the foregoing, no claim for Indemnifiable Damages (except for claims for breaches of covenants, which may be asserted without regard to the Indemnification Threshold) shall be asserted by Buyer until the aggregate of all Indemnifiable Damages exceeds the sum of Five Thousand Dollars ($5,000) (the “Indemnification Threshold”), in which case Buyer shall be entitled to collect all Indemnifiable Damages from the first dollar thereof, without regard to the Indemnification Threshold. Further, Buyer shall have no right to collect Indemnifiable Damages in excess of the Purchase Price.

Exhibit 10.2

8.2       Agreement by Buyer to Indemnify. Buyer hereby agrees to indemnify and hold Seller and each of its officers, directors, employees, Affiliates, successors and assigns (collectively, for the purpose of this Article VIII, “Seller”) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel and paralegal fees and expenses) incurred or suffered by Seller arising out of or resulting from (i) any breach of a representation, warranty or certification made by Buyer in this Agreement or in any other written document or certificate delivered pursuant to this Agreement, (ii) any breach of the covenants or agreements made by Buyer in this Agreement or in any other written document or certificate to this Agreement, (iii) any Assumed Liabilities (collectively, “Indemnifiable Damages”). Without limiting the generality of the foregoing, Indemnifiable Damages shall be measured on a pre-Tax basis, and with respect to the measurement of Indemnifiable Damages, Seller shall have the right to be put in the same pre-Tax consolidated financial position considering the pre-Tax effects of any Indemnifiable Damages. Notwithstanding the foregoing, no claim for Indemnifiable Damages (except for claims for breaches of covenants, which may be asserted without regard to the Indemnification Threshold) shall be asserted by Seller until the aggregate of all Indemnifiable Damages exceeds the sum of Five Thousand Dollars ($5,000) (the “Indemnification Threshold”), in which case Seller shall be entitled to collect all Indemnifiable Damages from the first dollar thereof, without regard to the Indemnification Threshold. Further, Seller shall have no right to collect Indemnifiable Damages in excess of the Purchase Price.

8.3       Survival of Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement or pursuant hereto shall survive the Closing for a period of twelve (12) months except for the representations and warranties made by Seller set forth in Sections 3.2, 3.3, 3.4, 3.11, 3.12, 3.14 and 3.18 which shall survive the Closing for the applicable period of limitations. Each of the representations and warranties made by Buyer in this Agreement or pursuant hereto shall survive the Closing for a period of twelve (12) months except for the representations and warranties made by Buyer set forth in Sections 2.2, 2.3, 2.4 and 2.6 which shall survive the Closing for the applicable period of limitations. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

Exhibit 10.2

8.4       Collection of Indemnifiable Damages. The parties may take any action or exercise any remedy available to such party by appropriate legal proceedings to collect the Indemnifiable Damages.

8.5       Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the parties hereto from asserting any other right, or seeking any other remedies against the other parties to this Agreement.

ARTICLE IX

DEFINITIONS

9.1       Defined Terms. As used herein, the following terms shall have the following meanings:

“Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and treasury regulations promulgated thereunder.

“Contract” means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

“Governmental Authority” means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” of any entity means all obligations of such entity (i) should be classified upon a balance sheet of such entity as indebtedness, (ii) for borrowed money or purchase money financing which has been incurred in connection with the acquisition of property or services, guaranties, letters of credit, or deferred purchase price, including accrued and unpaid interest, and prepayment or early termination penalties associated with any of the foregoing, (iii) secured by any Lien or other charge upon property or assets owned by such entity, even though such entity has not assumed or become liable for the payment of such obligations, (iv) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such entity, whether or not the rights and remedies of the lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, and (v) for remaining payments under any leases (including equipment leases), or rental purchase options.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction on transfer, right of refusal, preemptive right, claim or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

Exhibit 10.2

“Material Adverse Change” means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

“Person” means an individual, partnership, corporation, business trust, joint stock Buyer, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Tax Return” means any Tax return, filing or information statement required to be filed in connection with or with respect to any Taxes.

“Taxes” means all taxes, fees or other assessments, including income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

9.2       Other Definitional Provisions. All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

ARTICLE X

TERMINATION

10.1       Termination. This Agreement may be terminated at any time prior to the Closing Date: (a) by mutual written consent of the parties hereto at any time prior to the Closing; or (b) by either party in the event of a material breach by the other party of any provision of this Agreement applicable to it; or (c) by any of the parties if the Closing has not occurred prior to March 31 2020.

10.2       Effect of Termination. Except for the provisions of Section 5.7 and Article VIII hereof, which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and of no further force and effect and the parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Exhibit 10.2

ARTICLE XI

GENERAL PROVISIONS

11.1       Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by electronic mail with confirmation of receipt, certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses (or to such other addresses which such party shall designate in writing to the other party):

(a)	if to Buyer to:

uBid Holdings, Inc. Lakeside Corporate Court 5880 Live Oak Parkway Suite 100
Norcross, Georgia 30093
Attn: Ketan Thakker, President Telephone: (773) 272-5000 Email: ketan.thakker@ubid.com with a copy to:

Culhane Meadows PLLC
1101 Pennsylvania Avenue, N.W.
Suite 300
Washington, D.C. 20004
Attn: Ernest M. Stern, Esq.
Telephone: (301) 910-2030
Email: estern@cm.law

(b)	if to Seller to:

Restaurant.com, Inc. 1500 West Shure Drive Suite 600
Arlington Heights, Illinois 60004
Attn: Kenneth C. Chessick, CEO and Chairman Telephone: (847) 989 0023
Email: ken@restaurant.com

with a copy to:

Freeborn & Peters LLP
230 Park Avenue, Suite 630
New York, NY 10169
Attn: Christopher Pesch, Esq.
Telephone: (646) 993-4433
Email: cpesch@freeborn.com

Exhibit 10.2

Notice shall be deemed given on the date sent if sent by email and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail.

11.2       Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contain the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto. The exhibits and schedules constitute a part hereof as though set forth in full above. Except for Seller Affiliates and other Persons expressly stated herein to be indemnitees, this Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

11.3       Expenses; Sales Tax. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. The parties agree that the parties shall split evenly all sales, transfer or similar Taxes required to be paid by reason of the sale by Seller to Buyer of the Purchased Assets pursuant to this Agreement.

11.4       Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

11.5       Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other Person any legal or equitable rights hereunder. The rights and obligations of this Agreement may not be assigned by Buyer or Seller.

Exhibit 10.2

11.6       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. An electronic scanned or telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

11.7       Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

11.8       Construction. The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. The mere listing (or inclusion of copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself).

11.9       Governing Law; Severability. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Delaware applicable to contracts executed and to be wholly performed within such State. If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

11.10       Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

Exhibit 10.2

11.11       Waiver of Jury Trial. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS OR RELATES TO THIS AGREEMENT, ANY TRANSACTIONS CONTEMPLATED HEREUNDER, THE PERFORMANCE HEREOF OR THE RELATIONSHIP CREATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT (STATUTORY, CONSTITUTIONAL, COMMON LAW OR OTHERWISE) IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE OTHER PARTIES’ RIGHT TO TRIAL BY JURY. NO PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.

11.12       Venue. Seller and Buyer irrevocably agree that any claim arising out of or in connection with this Agreement shall be brought in any state or federal court located in the State of Delaware (or in any court in which appeal from such court may be taken), and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such claim, any claim that it is not subject personally to the jurisdiction of such courts, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or any of the other ancillary agreements or the subject matter hereof may not be enforce in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such claim.

11.13       No Reliance on Promises Not Set Forth Herein. No promise or representation has been made to either party to induce such party to enter into this Agreement that is not set forth in this Agreement and each party executed this Agreement freely, voluntarily and without reliance upon any statement or representation by the other party except as set forth in this Agreement.

[Signature Page Follows]

Exhibit 10.2

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

UBID HOLDINGS, INC.

By:	/s/ Ketan Thakker
Name: Ketan Thakker
Title: President and CEO

RESTAURANT.COM, INC.

By:	/s/ Kenneth C. Chessick
Name Kenneth C. Chessick
Title: CEO and Chairman